EXHIBIT 99.1

2950 Colorful Avenue ( Longmont, Colorado 80504


           CONCEPTS DIRECT, INC. ANNOUNCES STOCK REPURCHASE

Longmont, Colorado, December 16, 2002 - Concepts Direct, Inc. (NASDAQ:
CDIR) announced today that it repurchased 236,850 shares on December
13, 2002.

Two large public shareholders of the Company had indicated that they wished to sell blocks of stock. One block was 473,700 shares. The second block was 208,600 shares. The Company decided at a Board meeting to repurchase half of the first block, or 236,850 shares (approximately 4.33% of the outstanding shares of the Company), at $0.43 per share.

Phillip A. Wiland, Chairman, Chief Executive Officer and President of the Company, reported to the Company that immediately following the Company's repurchase of 236,850 shares, Wiland had purchased the remaining 445,450 shares (approximately 8.51% of the then outstanding shares of the Company), on identical terms as the Company's repurchase.

About Concepts Direct, Inc.
Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells primarily personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy(tm) etc., Garfield Stuff, Linda Anderson's Collectibles, and the Music Stand catalogs. In addition, the company owns and operates www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.garfieldstuff.com, www.theMusicStand.com and www.NewBargains.com.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings.

For Further Information Contact

Phillip A. Wiland, Chairman & CEO  Zaid H. Haddad, Chief Financial Officer
Concepts Direct, Inc.              Concepts Direct, Inc.
(303) 772-9171                     (303) 772-9171
pwiland@conceptsdirectinc.com      zhaddad@conceptsdirectinc.com